EXHIBIT 99.1

August 9, 2019
Centrus Reports Second Quarter 2019 Results

•	Signed letter agreement to begin construction of high-assay low-enriched uranium ("HALEU") demonstration cascade and working toward definitization of a 3-year contract

•
2019 outlook updated: revenue increased - total revenue in range of $205-230 million, low-enriched uranium ("LEU") revenue in range of $155-180 million; year-end cash balance lower in range of $105-125 million due to timing of expenses and collections associated with the increased revenues

•	Net loss of $15.6 million - an improvement of $10.5 million compared to the net loss of $26.1 million in 2Q 2018

•	Remain on track to return to profitability in 2020

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported a net loss of $15.6 million for the quarter ended June 30, 2019, compared to a net loss of $26.1 million for the second quarter of 2018. The net loss allocable to common stockholders was $17.6 million, or $1.84 per common share (basic and diluted), compared to a net loss allocable to common stockholders of $28.1 million or $3.08 per common share (basic and diluted), for the second quarter of 2018.
“This quarter we took another step toward restoring a U.S. enrichment capability with the signing of an agreement with the U.S. Department of Energy for the high-assay low-enriched uranium demonstration cascade,” said Daniel Poneman, Centrus president and chief executive officer. “The cascade is an integral component of our larger efforts to develop a fuel cycle to support the next generation of reactors under development around the world.
“We have made progress in strengthening our two existing businesses, building upon decades of providing reliable supply for our customers and of developing and operating fuel technology for the government. Taken together, they position Centrus to play an important role in fueling nuclear power for decades to come.”
Financial Results
Centrus generated total revenue of $10.6 million for the second quarter of 2019, a decrease of $28.8 million, or 73%, from the prior year period. For the six-month period ended June 30, 2019, revenue was $49.3 million, a decrease of $25.8 million or 34%, from the same period in 2018.
Revenue from the LEU segment declined $30.3 million, or 92%, in the three months and $16.5 million, or 30% in the six months ended June 30, 2019, compared to the corresponding periods in 2018, reflecting the variability in timing of utility customer orders. Consistent with prior years, revenue is anticipated to be heavily weighted to the second half of the year. There was no revenue from separative work unit ("SWU") sales in the current quarter, and the volume of SWU sales declined 62% in the six-month period. The average price billed to customers for sales of SWU declined 35% in the six-month period ended June 30, 2019, compared to the corresponding period in 2018, reflecting the trend of lower SWU market prices in recent years and the particular contracts under which SWU were sold during the periods. The volume of uranium sales increased 528% in the six-month period ended June 30, 2019, compared to the corresponding period in 2018. The average price billed to customers for uranium sales increased 13% in the six-month period.
Cost of sales for the LEU segment declined $35.2 million, or 82%, in the three months and $31.7 million, or 41%, in the six months ended June 30, 2019, compared to the corresponding periods in 2018, reflecting the decline in SWU sales volumes partially offset by the increase in uranium sales volume. The average cost of sales per SWU declined approximately 21% in the six months ended June 30, 2019, compared to the corresponding period in 2018, primarily due to lower pricing in supply contracts. Cost of sales includes legacy costs related to former employees of the Portsmouth and Paducah Gaseous Diffusion Plants of $1.8 million in the six months ended June 30, 2019 and June 30, 2018. Our inventories are valued at the lower of cost or net realizable value. Valuation adjustments for our uranium inventory to reflect declines in uranium market price indicators totaled $2.3 million in the six months ended June 30, 2019, including $2.0 million in the second quarter of 2019.
Revenue from the contract services segment increased $1.5 million, or 23%, in the three months and declined $9.3 million, or 44%, in the six months ended June 30, 2019, compared to the corresponding periods in 2018. The six-month period in 2018 included $9.5 million of revenue related to the January 2018 settlement with DOE related to past work performed.
Cost of sales for the contract services segment remained flat in the three months and declined $0.3 million, or 2%, in the six months ended June 30, 2019, compared to the corresponding periods in 2018, reflecting the mix of contract services work performed in each of the periods.
Centrus realized a gross loss of $4.3 million in the three months ended June 30, 2019, a decrease of $6.4 million compared to the gross loss of $10.7 million in the corresponding period in 2018. In the six months ended June 30, 2019, the Company realized a gross loss of $9.8 million, a decrease of $6.2 million compared to the gross loss of $16.0 million in the corresponding period in 2018.
2019 Outlook Update
Centrus anticipates revenue to increase relative to previous guidance, with 2019 SWU and uranium revenue to be in the range of $155 million to $180 million and total revenue to be in a range of $205 million to $230 million. Consistent with prior years, revenue continues to be most heavily weighted to the second half of the year. The Company expects to end 2019 with a cash and cash equivalents balance in a range of $105 million to $125 million. The decrease in the outlook for the year-end cash balance is due to timing of expenses and collections associated with the increased revenues.
Centrus’ financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between this guidance and the ultimate results. Among the factors that could affect the Company’s results are:

•	Additional purchases or sales of SWU and uranium;

•	Conditions in the LEU and energy markets, including pricing, demand, operations, and regulations;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	Timing of execution of agreements for HALEU and with UT-Battelle, and terms established in the final definitized contracts;

•	Financial market conditions and other factors that may affect pension and benefit liabilities and the value of related assets;

•	The outcome of legal proceedings and other contingencies;

•	Potential use of cash for strategic initiatives;

•	Actions taken by customers, including actions that might affect existing contracts, as a result of market, trade and other conditions impacting Centrus’ customers and the industry; and

•	Timing of return of cash collateral supporting financial assurance for the Piketon facility.

About Centrus Energy Corp.
Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources - helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.
With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include: risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “8% PIK Toggle Notes”) maturing in September 2019, our 8.25% notes (the “8.25% Notes”) maturing in February 2027 and our Series B Senior Preferred Stock, including the potential termination of the guarantee by our principal subsidiary United States Enrichment Corporation (“Enrichment Corp.”) of the 8% PIK Toggle Notes; risks related to the use of our net operating loss (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American LLC (the “NYSE American”); risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; risks related to the Company’s capital concentration; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government-owned entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX and deliveries under a long-term supply agreement with Orano Cycle (“Orano”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to financial difficulties experienced by customers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential products and services to us; risks related to existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions, including government reviews, that may be taken by the U.S. government, the Russian government or other governments that could affect our ability to perform under our contract obligations or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy (“DOE”) and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with DOE to demonstrate the capability to produce high assay low enriched uranium (“HALEU”) and our ability to obtain and/or perform under our future agreements with the DOE, UT-Battelle, LLC (“UT-

Battelle”), the management and operating contractor for Oak Ridge National Laboratory (“ORNL”), for continued research and development of the American Centrifuge technology; the potential for further demobilization or termination of the American Centrifuge project; risks related to our ability to perform and receive timely payment under agreements with the DOE, including risk and uncertainties related to the ongoing funding of the government and potential audits; the competitive bidding process associated with obtaining a federal contract; risks related to our ability to perform fixed-price contracts, including the risk that costs could be higher than expected; risks that we will be unable to obtain new business opportunities, achieve market acceptance of our products and services or that products or services provided by others will render our goods or services obsolete or noncompetitive; risks that we will not be able to timely complete the work that we are obligated to perform; failures or security breaches of our information technology systems; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; risks related to the identification of a material weakness in our internal controls over financial reporting; the risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including under Part 1. Item1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.
Contact
Dan Leistikow (301) 564-3399

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Separative work units	$—	$32.9	$12.4	$50.6
Uranium	2.6	—	25.3	3.6
Contract services	8.0	6.5	11.6	20.9
Total revenue	10.6	39.4	49.3	75.1
Cost of Sales:
Separative work units and uranium	7.7	42.9	46.0	77.7
Contract services	7.2	7.2	13.1	13.4
Total cost of sales	14.9	50.1	59.1	91.1
Gross loss	(4.3)	(10.7)	(9.8)	(16.0)
Advanced technology costs	5.1	5.4	11.7	13.4
Selling, general and administrative	7.7	9.7	15.8	20.9
Amortization of intangible assets	1.2	1.5	2.3	2.8
Special charges (credits) for workforce reductions and advisory costs	(2.9)	0.3	(3.0)	0.9
Gain on sales of assets	(0.1)	(0.2)	(0.5)	(0.3)
Operating loss	(15.3)	(27.4)	(36.1)	(53.7)
Nonoperating components of net periodic benefit expense (income)	—	(1.7)	(0.1)	(3.3)
Interest expense	1.0	1.0	2.0	2.0
Investment income	(0.7)	(0.6)	(1.4)	(1.2)
Loss before income taxes	(15.6)	(26.1)	(36.6)	(51.2)
Income tax benefit	—	—	(0.1)	(0.1)
Net loss and comprehensive loss	(15.6)	(26.1)	(36.5)	(51.1)
Preferred stock dividends - undeclared and cumulative	2.0	2.0	4.0	4.0
Net loss allocable to common stockholders	$(17.6)	$(28.1)	$(40.5)	$(55.1)

Net loss per common share - basic and diluted	$(1.84)	$(3.08)	$(4.24)	$(6.05)
Average number of common shares outstanding - basic and diluted (in thousands)	9,565	9,118	9,549	9,111

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$88.3	$123.1
Accounts receivable	30.2	60.2
Inventories	141.7	129.7
Deferred costs associated with deferred revenue	138.7	134.9
Deposits for financial assurance	18.0	30.3
Other current assets	7.4	6.3
Total current assets	424.3	484.5
Property, plant and equipment, net of accumulated depreciation of $1.9 as of June 30, 2019 and $1.6 as of December 31, 2018	3.9	4.2
Deposits for financial assurance	5.7	6.3
Intangible assets, net	73.7	76.0
Other long-term assets	7.7	0.7
Total assets	$515.3	$571.7

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$37.9	$52.4
Payables under SWU purchase agreements	14.9	46.0
Inventories owed to customers and suppliers	59.0	103.0
Deferred revenue and advances from customers	267.2	204.5
Current debt	33.6	32.8
Total current liabilities	412.6	438.7
Long-term debt	117.1	120.2
Postretirement health and life benefit obligations	132.6	136.2
Pension benefit liabilities	161.5	168.9
Advances from customers	29.4	15.0
Other long-term liabilities	20.4	14.6
Total liabilities	873.6	893.6
Stockholders’ deficit:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $123.2 as of June 30, 2019 and $119.3 as of December 31, 2018	4.6	4.6
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 8,051,307 shares issued and outstanding as of June 30, 2019 and 8,031,307 as of December 31, 2018	0.8	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 1,406,082 shares issued and outstanding as of June 30, 2019 and December 31, 2018	0.1	0.1
Excess of capital over par value	61.3	61.2
Accumulated deficit	(425.0)	(388.5)
Accumulated other comprehensive income, net of tax	(0.1)	(0.1)
Total stockholders’ deficit	(358.3)	(321.9)
Total liabilities and stockholders’ deficit	$515.3	$571.7

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2019	2018
OPERATING
Net loss	$(36.5)	$(51.1)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2.6	3.3
PIK interest on paid-in-kind toggle notes	0.7	0.9
Gain on sales of assets	(0.5)	(0.3)
Inventory valuation adjustments	2.3	—
Changes in operating assets and liabilities:
Accounts receivable	24.6	32.1
Inventories, net	(6.6)	20.4
Payables under SWU purchase agreements	(31.1)	(59.9)
Deferred revenue and advances from customers, net of deferred costs	27.0	9.8
Accounts payable and other liabilities	(15.8)	(12.5)
Pension and postretirement liabilities	(11.1)	(9.0)
Other, net	(0.7)	0.6
Cash used in operating activities	(45.1)	(65.7)

INVESTING
Capital expenditures	—	(0.1)
Proceeds from sales of assets	0.5	0.3
Cash provided by investing activities	0.5	0.2

FINANCING
Payment of interest classified as debt	(3.1)	(3.0)
Cash used in financing activities	(3.1)	(3.0)

Decrease in cash, cash equivalents and restricted cash	(47.7)	(68.5)
Cash, cash equivalents and restricted cash, beginning of period	159.7	244.8
Cash, cash equivalents and restricted cash, end of period	$112.0	$176.3

Supplemental cash flow information:
Interest paid in cash	$0.4	$0.4
Non-cash activities:
Conversion of interest payable-in-kind to debt	$0.7	$0.9